Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET INCOME OF $573,000 OR $0.24 PER DILUTED SHARE
FOR THE FIRST FISCAL QUARTER OF 2017

Lacey, WA (October 18, 2016) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported first quarter earnings for the fiscal year ending June 30, 2017. For the quarter ended September 30, 2016, the Company reported net income of $573,000 or $0.24 per diluted share, compared to net income of $345,000 or $0.14 per diluted share for the quarter ended September 30, 2015.

"We are pleased with our continued loan growth during the first quarter of our fiscal year which resulted in an increase in loan fee income. Our significant loan growth over the last year has resulted in an increase in net interest income before the provision for loan losses of 15.8% compared to the first quarter last year. Our efficiency ratio improved to 82.7%," stated Jerald L. Shaw, President and Chief Executive Officer. "Our ongoing efforts to restructure FHLB borrowings has reduced our average cost of funds and contributed to our strong net interest margin at 4.16%. Our focus will remain on our loan and deposit growth as well as the continued improvement of expense control," stated Mr. Shaw.

Fiscal First Quarter Highlights

•	Loans receivable, net increased $3.7 million, or 1.1%, to $351.0 million at September 30, 2016 from $347.4 million at June 30, 2016;
•	Deposits increased $3.3 million, or 1.1%, to $304.2 million at September 30, 2016 from $300.9 million at June 30, 2016;
•
Net interest income before provision for loan losses increased $557,000, or 15.8%, to $4.1 million for the quarter ended September 30, 2016 compared to $3.5 million for the quarter ended September 30, 2015;

•	Net interest margin ("NIM") remained strong at 4.16% for the quarter ended September 30, 2016 compared to 4.15% for the quarter ended September 30, 2015;
•	Efficiency ratio improved to 82.7% for the quarter ended September 30, 2016 compared to 88.9% for the quarter ended September 30, 2015; and
•	Book value per share at September 30, 2016 increased to $25.46 from $25.12 at June 30, 2016.

Credit Quality

Total delinquent loans (past due 30 days or more), increased $213,000 to $3.5 million at September 30, 2016 from $3.3 million at June 30, 2016. The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans increased to 0.7% at September 30, 2016 from 0.6% at June 30, 2016. The Company recorded a $75,000 provision for loan losses for the quarter ended September 30, 2016 compared to a $20,000 provision for the quarter ended September 30, 2015 primarily as a result of an increase in our loan portfolio. The allowance for loan losses of $3.8 million at September 30, 2016 represented 1.1% of loans receivable and 157.9% of nonperforming loans. This compares to an allowance of $3.8 million at June 30, 2016, representing 1.1% of loans receivable and 191.6% of nonperforming loans.

Anchor Bancorp
October 18, 2016

Nonperforming loans increased to $2.5 million at September 30, 2016, from $2.0 million at June 30, 2016, and were $2.3 million at September 30, 2015.  Nonperforming loans consisted of the following at the dates indicated:

	September 30, 2016	June 30, 2016	September 30, 2015

	(In thousands)
Real estate:
One-to-four family	$2,010	$1,539	$1,388
Commercial	315	319	—
Total real estate	2,325	1,858	1,388
Consumer:
Home equity	37	16	—
Credit cards	—	—	5
Other	—	1	30
Total consumer	37	17	35
Business:
Commercial business	96	97	873
Total	$2,458	$1,972	$2,296

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of September 30, 2016, June 30, 2016, and September 30, 2015, there were 36, 37, and 42 loans, respectively, with aggregate net principal balances of $7.9 million, $8.8 million, and $9.7 million, respectively, classified as "troubled debt restructurings," of which, $876,000, $884,000, and $1.6 million, respectively, were included in the nonperforming loans above.

As of September 30, 2016, the Company had three real estate owned ("REO") properties with an aggregate book value of $271,000 compared to six properties with an aggregate book value of $373,000 at June 30, 2016, and five properties with an aggregate book value of $302,000 at September 30, 2015.  The decrease in the aggregate book value of REO properties during the quarter ended September 30, 2016 from the prior quarter was primarily attributable to sales of three one-to-four family homes and one lot with a net book value of $269,000 resulting in a net gain on sale of $12,000.  At September 30, 2016, the largest REO property was a one-to-four family home in Thurston County, Washington with a carrying value of $168,000 which the Company acquired in August 2016.

Anchor Bancorp
October 18, 2016

Capital

As of September 30, 2016, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.3%, 14.3%, 14.3% and 15.3% respectively.  As of September 30, 2015, the Bank's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 14.3%, 17.0%, 17.0%, and 18.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.2%, 15.3%, 15.3% and 16.2% as of September 30, 2016.  As of September 30, 2015, the Company's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 15.9%, 18.9%, 18.9% and 20.0%, respectively.

Balance Sheet Review

Total assets increased by $4.5 million, or 1.0%, to $436.0 million at September 30, 2016 from $431.5 million at June 30, 2016. Cash and cash equivalents increased by $4.0 million, or 48.2%, to $12.3 million at September 30, 2016, from $8.3 million at June 30, 2016 due to an increase in deposits. Securities available-for-sale and held-to-maturity decreased $1.1 million, or 4.7%, and $282,000 or 4.5%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $3.7 million, or 1.1%, to $351.0 million at September 30, 2016 from $347.4 million at June 30, 2016 as a result of new loan production exceeding principal reductions.  Construction loans increased $8.8 million, or 40.6%, to $30.6 million at September 30, 2016 from $21.8 million at June 30, 2016. Multi-family loans increased $814,000, or 1.5%, to $54.6 million at September 30, 2016 from $53.7 million at June 30, 2016. Land loans increased $695,000, or 10.2%, to $7.5 million at September 30, 2016 from $6.8 million at June 30, 2016.  Consumer loans increased $69,000, or 0.3%, to $22.2 million at September 30, 2016 from $22.1 million at June 30, 2016.  Commercial real estate loans decreased $5.1 million, or 3.4%, to $144.4 million at September 30, 2016 from $149.5 million at June 30, 2016 partially due to the repayment of a $4.2 million commercial real estate loan secured by a hotel.  Also, we sold a $4.0 million participation interest in a commercial real estate loan which is secured by a parking structure.  One-to-four family loans decreased $1.2 million, or 1.9%, to $60.1 million at September 30, 2016 from $61.2 million at June 30, 2016. Commercial business loans decreased $160,000, or 0.4%, to $36.7 million at September 30, 2016 from $36.8 million at June 30, 2016.

Anchor Bancorp
October 18, 2016

Loans receivable consisted of the following at the dates indicated:

	September 30, 2016	June 30, 2016	September 30, 2015
	(In thousands)
Real estate:
One-to-four family	$60,067	$61,230	$64,307
Multi-family	54,556	53,742	35,535
Commercial	144,402	149,527	133,422
Construction	30,635	21,793	11,392
Land loans	7,534	6,839	3,610
Total real estate	297,194	293,131	248,266

Consumer:
Home equity	16,890	16,599	17,116
Credit cards	2,871	2,969	3,143
Automobile	630	597	636
Other consumer	1,776	1,933	2,228
Total consumer	22,167	22,098	23,123

Business:
Commercial business	36,688	36,848	18,569

Total Loans	356,049	352,077	289,958

Less:
Deferred loan fees and loan premiums, net	1,215	947	1,192
Allowance for loan losses	3,824	3,779	3,687
Loans receivable, net	$351,010	$347,351	$285,079

Anchor Bancorp
October 18, 2016

Total liabilities increased $3.9 million between September 30, 2016 and June 30, 2016, primarily as the result of a $3.3 million increase in deposits consisting primarily of noninterest-bearing demand deposits and a $777,000 increase in advances by borrowers for taxes and insurance. The increases were partially offset by FHLB advances decreasing $500,000 during the quarter.

Deposits consisted of the following at the dates indicated:

	September 30, 2016		June 30, 2016		September 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$55,329	18.2%	$50,781	16.8%	$51,211	17.0%
Interest-bearing demand deposits	27,522	9.0	27,419	9.1	22,714	7.5
Money market accounts	60,176	19.8	59,270	19.7	60,492	20.1
Savings deposits	43,677	14.4	44,986	15.0	41,890	13.9
Certificates of deposit	117,502	38.6	118,438	39.4	124,772	41.5
Total deposits	$304,206	100.0%	$300,894	100.0%	$301,079	100.0%

Total stockholders' equity increased $582,000, or 0.9%, to $63.8 million at September 30, 2016 from $63.2 million at June 30, 2016 primarily due to net income of $573,000.  Accumulated other comprehensive loss decreased $15,000 to $534,000 as a result of unrealized valuation changes on investments available-for-sale.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $557,000, or 15.8%, to $4.1 million for the quarter ended September 30, 2016 compared to the same period last year primarily due to the increase in average loans receivable.  Average loans receivable, net, for the quarter ended September 30, 2016 increased $67.8 million, or 23.6%, to $355.1 million from $287.3 million for the quarter ended September 30, 2015.

The Company's net interest margin increased slightly to 4.16% for the quarter ended September 30, 2016 compared to 4.15% for the quarter ended September 30, 2015.  The yield on mortgage-backed securities increased to 2.24% from 2.04% for the same period in the prior year. The average yield on interest-earning assets decreased three basis points to 4.94% from 4.97% for the quarters ended September 30, 2016 and 2015.  The improvement in our net interest margin compared to the same quarter last year reflects the increase in average loans receivable and a reduction in the weighted average cost of FHLB advances to 1.00% for the quarter ended September 30, 2016 compared to 1.20% for the quarter ended September 30, 2015 and during the quarter.  The average cost of interest-bearing liabilities decreased six basis points to 0.99% for the quarter ended September 30, 2016 compared to 1.05% for the same period in the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $75,000 provision for loan losses was required for the quarter ended September 30, 2016 compared to a $20,000 for the quarter ended September 30, 2015, primarily reflecting our recent loan growth.

Noninterest income. Noninterest income increased $114,000, or 10.9%, to $1.2 million for the quarter ended September 30, 2016 compared to $1.0 million for the same quarter a year ago. The increase in noninterest income was primarily attributable to the $91,000, or 63.2% increase in loan fees in the quarter ended September 30, 2016 to $235,000 compared to $144,000 for the same quarter a year ago primarily due increased loan originations.  In addition, gain on sale of loans increased $40,000, or 65.6%, to $101,000 primarily due to increased sales to the secondary loan market. These increases were partially offset by a decrease of $25,000, or 6.7%, to $348,000 for deposit service fees and a $24,000, or 15.4% decline in bank owned life insurance income as compared to the same quarter a year ago.

Noninterest expense. Noninterest expense increased $271,000, or 6.7%, to $4.3 million for the quarter ended September 30, 2016 from $4.1 million for the quarter ended September 30, 2015.  The increase in noninterest expense was primarily due to a$290,000, or 14.4%, increase in compensation benefits primarily due to $224,000 of stock based compensation awarded under

Anchor Bancorp
October 18, 2016

the Anchor Bancorp 2015 Equity Plan. Information technology expenses increased $44,000, or 10.0% to $485,000 for the quarter ended September 30, 2016 from $441,000 for the quarter ended September 30, 2015 primarily due the purchase of new loan production software. The increases were partially offset by a decrease of $38,000 and no real estate impairments as compared to the same quarter a year ago primarily due to the decrease in  REO properties.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
October 18, 2016
ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	September 30, 2016	June 30, 2016
ASSETS
Cash and cash equivalents	$12,327	$8,320
Securities available-for-sale, at fair value	22,555	23,665
Securities held-to-maturity, at amortized cost	6,009	6,291
Loans held for sale	1,315	1,864
Loans receivable, net of allowance for loan losses of $3,824 and $3,779	351,010	347,351
Bank owned life insurance investment, net of surrender charges	19,647	19,515
Accrued interest receivable	1,169	1,182
Real estate owned, net	271	373
Federal Home Loan Bank (FHLB) stock, at cost	2,939	2,959
Property, premises and equipment, net	9,858	10,001
Deferred tax asset, net	8,670	8,870
Prepaid expenses and other assets	193	1,113
Total assets	$435,963	$431,504

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$55,329	$50,781
Interest-bearing	248,877	250,113
Total deposits	304,206	300,894

FHLB advances	61,500	62,000
Advance payments by borrowers for taxes and insurance	1,891	1,114
Supplemental Executive Retirement Plan liability	1,694	1,691
Accounts payable and other liabilities	2,894	2,609
Total liabilities	372,185	368,308

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,505,219 outstanding at September 30, 2016 and 2,550,000 issued and 2,515,803 outstanding at June 30, 2016	25	25
Additional paid-in capital	22,135	22,157
Retained earnings	42,808	42,235
Unearned Employee Stock Ownership Plan (ESOP) shares	(656)	(672)
Accumulated other comprehensive loss, net of tax	(534)	(549)
Total stockholders' equity	63,778	63,196
Total liabilities and stockholders' equity	$435,963	$431,504

Anchor Bancorp
October 18, 2016

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended September 30,
	2016	2015
Interest income:
Loans receivable, including fees	$4,652	$4,018
Securities	23	16
Mortgage-backed securities	166	182
Total interest income	4,841	4,216
Interest expense:
Deposits	619	670
FHLB advances	149	30
Total interest expense	768	700
Net interest income before provision for loan losses	4,073	3,516
Provision for loan losses	75	20
Net interest income after provision for loan losses	3,998	3,496
Noninterest income:
Deposit service fees	348	373
Other deposit fees	194	178
Other loan fees	235	144
Gain on sale of loans	101	61
Bank owned life insurance investment	132	156
Other income	147	131
Total noninterest income	1,157	1,043
Noninterest expense:
Compensation and benefits	2,310	2,020
General and administrative expenses	736	734
Real estate owned impairment	—	38
Real estate owned holding costs	19	11
Federal Deposit Insurance Corporation insurance premiums	69	69
Information technology	485	441
Occupancy and equipment	506	490
Deposit services	111	113
Marketing	100	126
Loss on sale of property, premises and equipment	—	3
(Gain) loss on sale of real estate owned	(12)	8
Total noninterest expense	4,324	4,053
Income before provision for income taxes	831	486
Provision for income taxes	258	141
Net income	$573	$345
Basic earnings per share	$0.24	$0.14
Diluted earnings per share	$0.24	$0.14
Weighted average number of basic shares outstanding	2,391,839	2,472,368
Weighted average number of diluted shares outstanding	2,414,679	2,472,368

Anchor Bancorp
October 18, 2016

	As of or For the Quarter Ended (unaudited)
	September 30, 2016	June 30, 2016	March 31, 2016	September 30, 2015
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.54%	0.32%	0.10%	0.37%
Return on average equity (2)	3.88	2.31	0.70	2.42
Average equity-to-average assets (3)	13.95	14.07	14.56	15.29
Interest rate spread(4)	3.95	3.94	3.90	3.92
Net interest margin (5)	4.16	4.14	4.10	4.15
Efficiency ratio (6)	82.7	89.9	95.8	88.9
Average interest-earning assets to average interest-bearing liabilities	126.5	126.0	126.3	126.9
Other operating expenses as a percent of average total assets	4.1	4.4	4.5	4.4
Book value per common share	$25.46	$25.12	$26.07	$25.95
Tangible book value per common share (7)	$25.37	$25.04	$25.98	$25.85

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.3%	13.5%	13.8%	14.3%
Common equity tier 1 capital	14.3	14.7	15.4	17.0
Tier 1 risk-based	14.3	14.7	15.4	17.0
Total risk-based	15.3	15.7	16.5	18.2

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.7	0.6	0.8	0.8
Allowance for loan losses as a percent of total loans	1.1	1.1	1.2	1.3
Allowance as a percent of total nonperforming loans	157.9	191.6	152.6	160.6
Nonperforming assets as a percent of total assets	0.6	0.6	0.7	0.7
Net charge-offs (recoveries) to average outstanding loans	0.01	0.11	(0.01)	0.02
Classified loans	$3,185	$2,773	$3,193	$2,748
_____________________
(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets.  Tangible assets excludes intangible assets.  This ratio represents a non-GAAP financial measure.  See also Non-GAAP Financial Measures reconciliation in the table below.

Anchor Bancorp
October 18, 2016

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2016	June 30, 2016	March 31, 2016	September 30, 2015
	(In thousands)

Stockholders' equity	$63,778	$63,196	$64,101	$63,292
Less: intangible assets	216	206	218	238
Tangible common stockholders' equity	$63,562	$62,990	$63,883	$63,054

Total assets	$435,963	$431,504	$420,002	$380,932
Less: intangible assets	216	206	218	238
Tangible assets	$435,747	$431,298	$419,784	$380,694

Tangible common stockholders' equity	$63,562	$62,990	$63,883	$63,054
Common shares outstanding at end of period	2,505.219	2,515,803	2,458,486	2,439,145
Common stockholders' equity (book value) per share (GAAP)	$25.46	$25.12	$26.07	$25.95
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$25.37	$25.04	$25.98	$25.85